Exhibit 10.13*

Esterline Technologies Corporation

2013 Equity Incentive Plan

STOCK OPTION AWARD

Esterline Technologies Corporation (the “Company”) has granted Participant an Option to purchase shares of the Company’s Common Stock, subject to all terms and conditions set forth in this Award, in the Global Stock Option Agreement, including the Appendix which includes any applicable country-specific provisions (together, the “Agreement”), and in the 2013 Equity Incentive Plan (the “Plan”).

Participant:

Grant Date:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (per share):	$

Option Expiration Date (maximum):	The tenth anniversary of the grant date

Type of Option:	Nonqualified Stock Option

Vesting and Exercise Schedule:	One fourth of the shares will vest annually on each anniversary of the grant date and becomes eligible for exercise

Award Terms & Agreement.  Participant acknowledges receipt of this Award, the Agreement and the Plan which, together, constitute the “Award Terms and Conditions.” Participant has carefully read those documents and understands them. Participant accepts the Award Terms and Conditions as the entire understanding between himself/herself and the Company regarding this Option. Participant has not relied on any statement or promise other than the Award Terms and Conditions. Participant agrees the Award Terms and Conditions supersede all prior oral and written agreements regarding this Option.

Esterline Technologies Corporation:	Participant:

By:
Signature

Its:
Printed Name

Date: [Month day], 20
Date

Attachment: Stock Option Agreement

Esterline Technologies Corporation

2013 Equity Incentive Plan

GLOBAL STOCK OPTION AGREEMENT – Esterline Officers Only

Pursuant to your Stock Option Award (the “Award”) and this Global Stock Option Agreement, including the Appendix which includes any applicable country-specific provisions (together the “Agreement”), Esterline Technologies Corporation (the “Company”) has granted you an Option under its 2013 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock stated in the Award at the exercise price stated in the Award. Some other details of the Option are as follows:

1.            Vesting and Exercise. The Option will vest annually over four years, as outlined in the Award and subject to limitations stated below and in the Plan. Only the vested portion of the Option is eligible for exercise. Upon your Termination of Service, vesting will cease and the unvested portion of the Option will automatically terminate, except in the case of Full Retirement as provided in section 5(c) below.

2.            Method of Exercise. To exercise the Option, you must give written notice to the Company stating your decision to exercise the Option and the number of shares you want to purchase. With the notice you must send full payment of the exercise price. You may make this payment by:

(a)	cash;

(b)	check acceptable to the Company;

(c)	broker-assisted cashless exercise according to procedures approved by the Committee; or

(d)	by any other method the Committee permits.

3.            Taxes and Other Deductions. Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the grant date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of shares of Common Stock acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (iii) withholding in shares of Common Stock to be issued at exercise of the Option.

Officers Stock Option Award & Agreement

September 2013

To avoid any negative accounting treatment, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the exercised Options, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

4.            Legal Compliance. The Option exercise must comply with the Securities Act and with all other applicable laws and regulations. You may not exercise the Option if the Company determines the exercise would not comply.

5.            Option Expiration Date. Upon your Termination of Service, the Option might expire earlier than the Option Expiration Date established in your Award, as follows:

(a)	General Rule. Any unvested portion of the Option will expire automatically and without further notice upon your Termination of Service, as further described in Section 12(n) below. You must exercise the vested portion of the Option on or before the earlier of: (i) three months after your Termination, as further described in Section 12(n) below; or (ii) the Option Expiration Date.

(b)	Early Retirement, Disability, or Death. If your Termination of Service is due to Early Retirement, Disability, or death, any unvested portion of the Option will expire automatically and without further notice upon your Termination of Service. You must exercise the vested portion of the Option on or before the earlier of: (i) three years after your Termination of Service; or (ii) the Option Expiration Date. For purposes of the Option, “Early Retirement” is defined as a voluntary Termination of Service when a Participant is younger than age 65, and that is a bona fide end to the Participant’s career in the industries and markets within which the Company does business.

(c)	Full Retirement. If your Termination of Service is due to Full Retirement, any unvested portion of the Option will continue to vest in accordance with the normal vesting schedule unaffected by your Full Retirement. The exercise period for the portion of the Option that is vested and exercisable on the date of your Full Retirement, and the portion that becomes vested and exercisable subsequent to that date, will expire on the earlier of: (i) the fifth anniversary of your Full Retirement; or (ii) the Option Expiration Date. For purposes of the Option, “Full Retirement” is defined as a voluntary Termination of Service when a Participant is age 65 or older, and that is a bona fide end to the Participant’s career in the industries and markets within which the Company does business.

(d)	Cause. The entire Option will automatically expire, whether vested or unvested, when you first receive notice from the Company or a Related Company of your Termination of Service for Cause. If your employment or other service relationship is suspended pending investigation, all your rights under the Option also will be suspended during the period of investigation. Further, the Committee may immediately terminate any Option if it discovers facts after your Termination of Service that if known earlier would have constituted grounds for Termination of Service for Cause.

Officers Stock Option Award & Agreement

September 2013

(e)	Notwithstanding the provisions in this Section 5, if the Company develops a good faith belief that any provision in this Section 5 may be found to be unlawful, discriminatory or against public policy in any relevant jurisdiction, then the Company in its sole discretion may choose not to apply such provision.

If you die after Termination of Service but while the Option is otherwise eligible for exercise, it may be exercised until the later of: (i) one year following your death; or (ii) the original post-termination exercise period applicable to the Option (three months, three years, or five years, as applicable, under section 5(a) through (c) above); provided, however, that in no event may the Option be exercised following the Option Expiration Date.

It is your responsibility to be aware of the date the Option expires.

6.            Limited Transfer. During your lifetime only you can exercise the Option. You cannot transfer the Option except by will or by the applicable laws of descent and distribution. The Plan provides for Option exercise by a beneficiary you designate on a Company-approved form, or by the personal representative of your estate. Nevertheless, the Committee has discretion to permit you to assign or transfer the Option as an exception to these rules, subject to such terms and conditions as they might specify.

7.            No Effect on Terms of Employment or Service Relationship. Nothing in these Award Terms and Conditions has any effect on the terms of your employment or other service relationship with the Company or any Related Company. The terms of your employment or service relationship are determined by Company policy, and by the terms of any contract to which you might be party. These Award Terms and Conditions create no rights to continued employment, or any other service relationship, nor do they limit the discretion the Company or any Related Company would otherwise have to terminate your employment or other service relationship, with or without Cause.

8.            No Right to Damages. Nothing in these Award Terms and Conditions gives you a right to receive damages for any portion of the Option that you might lose due to Company, Related Company or Committee decisions. The loss of potential profit from the Option will not constitute an element of damages in the event of your Termination of Service for any reason, even if such Termination of Service violates an obligation of the Company or a Related Company.

9.            Definitions. Capitalized terms not defined in this Agreement or the Award but defined in the Plan have the same definitions as in the Plan. On any issues of interpretation arising from these Award Terms and Conditions and/or Plan definitions, the Committee’s decisions will be final and binding.

10.          Binding Effect. The Award Terms and Conditions will inure to the benefit of the successors and assigns of the Company and be binding on you and your heirs, executors, administrators, successors, and assigns.

11.          Section 409A Compliance. Notwithstanding any provision in the Award to the contrary, the Committee may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A; provided, however, that the Committee makes no representations that the Option shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Option.

Officers Stock Option Award & Agreement

September 2013

12.          Nature of Grant. In accepting the Option, you acknowledge, understand and agree that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted in the Plan;

(b)	the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)	your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment or service relationship (if any) at any time;

(e)	you are voluntarily participating in the Plan;

(f)	the Option and any shares of Common Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of your employment or service contract, if any;

(g)	the Option grant and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Related Company;

(h)	the future value of the shares of Common Stock underlying the Option is unknown and cannot be predicted with certainty;

(i)	if the underlying shares of Common Stock do not increase in value, the Option will have no value;

(j)	if you exercise the Option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the exercise price;

(k)	the Option and any shares of Common Stock acquired under the Plan are not intended to replace any pension rights or compensation;

(l)	the Option and any shares of Common Stock acquired under the Plan (including the value and income of same) are not part of normal or expected compensation or salary, including, but not limited to, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(m)	no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from your Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Related Company, waive your ability, if any, to bring any such claim, and release the Company and any Related Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

Officers Stock Option Award & Agreement

September 2013

(n)	in the event of your Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), your right to vest in the Option under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of your Termination of Service (whether or not in breach of local labor laws), your right to exercise the Option after Termination of Service, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Option grant (including when you are no longer considered as providing active service while on a leave of absence; and

(o)	if you reside outside the United States, neither the Company, the Employer nor any other Related Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon settlement.

13.          No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.          Data Privacy. If you reside outside the United States, then you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Award and this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Related Companies for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Morgan Stanley Smith Barney or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Morgan Stanley Smith Barney, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering

Officers Stock Option Award & Agreement

September 2013

and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

15.          Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16.          Language. If you have received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17.          Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.          Appendix. Notwithstanding any provision in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

19.          Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any shares of Common Stock purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.          Reimbursement. Plan participation and awards are subject to the Board’s Policy on Reimbursement of Incentive Awards, as it might change from time to time.

21.          Assignment. The Company may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company’s Board of Directors.

22.          No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

Officers Stock Option Award & Agreement

September 2013

23.          Agreement Is Entire Contract. This Agreement, the Award and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

24.          Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

25.          Governing Law and Venue. This Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington without giving effect to principles of conflicts of law.

For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdictions of the State of Washington, agree that such litigation shall be conducted in the courts of King County, Washington, or the federal courts for the United States for the Western District of Washington, where this grant is made and/or to be performed.

26.          No Rights as Stockholder. You shall not have voting or other rights as a stockholder of the Company with respect to the Option.

27.          Book Entry Registration of the shares of Common Stock. The Company will issue the shares of Common Stock by registering the shares of Common Stock in book entry form with the Company’s transfer agent in your name and applicable securities law or trading restrictions, if any, with respect to the shares of Common Stock will be noted in the records of the Company’s transfer agent and in the book entry system.

Officers Stock Option Award & Agreement

September 2013

APPENDIX

COUNTRY-SPECIFIC PROVISIONS TO THE

ESTERLINE TECHNOLOGIES CORPORATION

GLOBAL STOCK OPTION AGREEMENT

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Option granted to you under the 2013 Equity Incentive Plan (the “Plan”) if you reside or work in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Global Stock Option Agreement (the “Agreement”).

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect as of September 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you exercise the Option or sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after the grant date, or are considered a resident of another country for local law purposes, the information contained herein may not apply to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

CANADA

Terms and Conditions

Method of Exercise. The following provision supplements Section 2 the Agreement:

Notwithstanding anything in the Plan, you agree to pay the exercise price and any Tax-Related Items solely by means of (i) cash, which may be paid by check, or other instrument acceptable to the Company or (ii) a broker-assisted cashless exercise, whereby the broker sells some or all of the shares of Common Stock to be issued upon exercise to pay the exercise price, brokerage fees and any applicable Tax-Related Items. To the extent that tax regulatory requirements change, the Company reserves the right to permit you to exercise the Option and pay the exercise price and any applicable Tax-Related Items in shares of Common Stock to the extent permitted by the Plan.

Option Expiration Date. This provision replaces Section 12 (o) of the Agreement.

In the event of your Termination of Service (whether or not in breach of local labor laws and whether or not later found to be invalid), your right to vest in the Option under the Plan, if any, will terminate effective as of the date that is the earlier of: (1) the date that you are no longer actively employed by the

Officers Stock Option Award & Agreement

September 2013

Company or any Related Company, or at the discretion of the Committee, (2) the date the you receive notice of Termination of Service from the Employer, if earlier than (1), regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer employed for purposes of the Option grant (including when you are no longer considered as providing active service while on a leave of absence).

The following provisions will apply if you are a resident of Quebec:

French Language Provision.

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Data Privacy. This provision supplements Section 14 of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Related Company and the Committee to disclose and discuss the Plan with their advisors. You further authorize the Employer to record such information and to keep such information in your employee file.

Notifications

Securities Law Notice. You are permitted to sell shares of Common Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Common Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares of Common Stock are listed. The Company’s shares of Common Stock are currently listed on the New York Stock Exchange.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the Option, you confirm having read and understood the Plan and this Agreement, including all terms and conditions included therein, which were provided in the English language. You accept the terms of those documents accordingly.

En acceptant cette Option, vous confirmez avoir lu et compris le Plan et cette convention, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Notifications

Exchange Control Notification. You may hold shares of Common Stock obtained under the Plan outside of France provided that you declare all foreign accounts whether open, current, or closed on your annual income tax return.

Officers Stock Option Award & Agreement

September 2013

GERMANY

Notifications

Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the State Central Bank. You will be responsible for obtaining the appropriate form from the bank and complying with the applicable reporting obligations.

HONG KONG

Notifications

Warning: The Option and shares of Common Stock acquired upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each eligible employee of the Company and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement, including this Appendix or the Plan, you should obtain independent professional advice.

Securities Law Notification. To facilitate compliance with securities laws in Hong Kong, in the event your Option vests and becomes exercisable within six (6) months of the grant date, you agree not to sell the shares of Common Stock issued upon exercise of the Option prior to the six-month anniversary of the grant date.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, then your grant shall be void.

INDIA

Terms and Conditions

Method of Exercise. The following provision supplements Section 2 the Agreement:

Due to regulatory requirements in India, the aggregate exercise price of the Option may not be paid by means of a cashless-sell-to-cover method whereby a sufficient number of shares of Common Stock are immediately sold to cover the aggregate exercise price, any Tax-Related Items and broker’s fees or commissions, if any, and then the remaining Shares are delivered to the Participant. The Committee reserves the right to permit the Participant to use this exercise method in the future, depending on developments in applicable local law.

Officers Stock Option Award & Agreement

September 2013

Notifications

Exchange Control Notification. You are required to repatriate the proceeds from the sale of shares of Common Stock and any cash dividends received in connection with the shares of Common Stock to India and convert such into local currency within 90 days of receipt. It is your responsibility to obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

It is your responsibility to comply with all applicable exchange control laws in connection with the Option, and neither the Company nor the Employer will be liable for any fines or penalties resulting from your failure to comply with any applicable laws.

Foreign Asset/Account Reporting Notification. You are required to declare any foreign bank accounts and any foreign financial assets (including shares of Common Stock held outside India) in your annual tax return. You are responsible for complying with this reporting obligation and are advised to confer with your personal tax advisor in this regard.

UNITED KINGDOM

Terms and Conditions

Taxes and Other Deductions. The following supplements Section 3 of the Agreement:

If payment or withholding of the income tax due is not made within ninety (90) days of the event giving rise to the liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected tax liability shall constitute a loan owed by you to the Employer, effective as of the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 3 of the Agreement.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you shall not be eligible for a loan as described above. In the event that you are a director or executive officer and the amount of any income tax is not collected from or paid by you by the Due Date, the amount of any uncollected tax liability will constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) will be payable. You understand that you will be responsible for reporting any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any NICs due on this additional benefit.

Officers Stock Option Award & Agreement

September 2013